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                                    EXHIBIT 1

              Information Concerning the Directors and Officers of
                    University Capital Strategies Group, LLC

The names and present principal occupations of the directors and executive officers of University Capital Strategies Group, LLC ("UCSG") are set forth below. During the last five years, none of these individuals has been convicted in any criminal proceeding (excluding traffic violations and similar misdemeanors) or has been a party to any civil proceeding of a judicial or administrative body as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding violations with respect to such laws. All of the individuals listed below are citizens of the United States.

                                                                                                                 Direct or
                                                                                                                 Indirect
                                                          Present Principal                                     Beneficial
                                 Position with             Occupation or                                        Ownership
              Name                   UCSG                   Employment                    Address                in UCSG
              ----                   ----                   ----------                    -------                -------
Patrick J. Hess                    Director,               UCSG                     408 St. Peter Street           36.25%
                                   President and CEO                                St. Paul, MN 55102
                                   of UCSG

Michael P. McCormick               Director,               UCSG                     408 St. Peter Street           36.25%
                                   Secretary                                        St. Paul, MN 55102

Kenneth F. Gudorf                  Director                President, Agio          601 Second Avenue S.               5%
                                                           Capital Corp.            Minneapolis, MN  55402

Gregory Herrick                    Director                Self Employed            2650 W. Stonecrop Rd.             20%
                                                                                    P.O. Box 6291
                                                                                    Jackson, WY 83002

John R. Nagel                      Director                Self Employed            1446 Westwood Drive              2.5%
                                                                                    Minnetrista, MN 55364